Exhibit 32
Certification Pursuant to
18 U.S.C. Section 1350

In connection with the Quarterly Report of General Electric Company (the “registrant”) on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on the date hereof (the “report”), we, H. Lawrence Culp, Jr. and Carolina Dybeck Happe, Chief Executive Officer and Chief Financial Officer, respectively, of the registrant, certify, pursuant to 18 U.S.C. § 1350, that to our knowledge:
(1)The report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
(2)The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the registrant.

April 25, 2023

/s/ H. Lawrence Culp, Jr.
H. Lawrence Culp, Jr.
Chairman & Chief Executive Officer

/s/ Carolina Dybeck Happe
Carolina Dybeck Happe
Chief Financial Officer